EXHIBIT 99.2
FirstCash Announces Acquisitions Totaling 154 Stores in Mexico;
Full Year 2018 Additions Now Projected to Reach 425 Locations
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Fort Worth, Texas (September 11, 2018) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS), the leading international operator of pawn stores in the U.S. and four countries in Latin America, today announced two third quarter asset acquisitions for a total of 154 full-service pawn stores in Mexico. With these acquisitions and continued openings of new stores, the Company’s consolidated store count now stands at 2,444 locations.

The acquisitions were completed in two separate transactions with unrelated ownership groups. The first acquisition of 97 stores located in the southern gulf region of Mexico closed on August 15, 2018, while the second acquisition of 57 stores in east-central Mexico, closed on September 6, 2018.

Year-to-date, the Company has opened 37 new stores and acquired 342 existing stores in four separate transactions in Latin America, increasing the store count since the beginning of the year by 34%. FirstCash now operates 1,340 locations in Latin America, representing 55% of its total store base. Additionally, the Company acquired 18 stores in the U.S. this year and now operates 1,104 U.S. locations.

The Company now expects to add approximately 425 total locations in 2018, which includes at least 65 new store openings and the 360 stores acquired year-to-date. The aggregate purchase price for the 360 stores acquired thus far in 2018 is approximately $105 million.

Mr. Rick Wessel, chief executive officer, stated, “We are excited to announce these third quarter acquisitions totaling 154 locations in Mexico representing further expansion in our large Latin American growth market. We continue to demonstrate that we have the infrastructure in place to successfully and simultaneously acquire and integrate multiple acquisitions quickly and efficiently onto our operating platform while also opening de novo locations, particularly in our primary growth region of Latin America. We have also opened 10 new stores so far this quarter in Latin America, including seven in Mexico, two in Guatemala and one in Colombia.

“The acquired stores significantly expand the Company’s footprint in the gulf coast and east-central markets of Mexico. Both groups of stores are highly profitable, full-service pawn operations with a broad array of merchandise that includes jewelry, electronics, and appliances. As with most of our acquired Latin American stores, they are smaller in square footage compared to the typical FirstCash de novo locations, but we believe this format provides an effective means of reaching customers in both dense urban markets and smaller cities. We further anticipate driving greater retail activity and improved margins over time in these stores through the utilization of our proven technology platform and the implementation of our best practice retail operating strategies.

“FirstCash continues to demonstrate its ability to grow in both Latin America and the U.S. through a combination of new store openings and strategic acquisitions. Store growth is a prime use of the cash generated from operations and from available funding from our line of credit. While the acquisitions are expected to be immediately accretive to earnings, such accretion will be less impactful in 2018 until administrative cost synergies are fully in place. With these acquisitions and new store openings, we now have 2,444 total locations and believe that we are the clear market leader in the pawn industry. We believe these acquisitions provide another significant step in building the platform for our long-term Latin American growth strategy,” Mr. Wessel concluded.

About First Cash

FirstCash is the leading international operator of pawn stores with over 2,400 retail pawn and consumer lending locations in 25 U.S. states and Latin America, which includes all the states in Mexico and the countries of Guatemala, El Salvador and Colombia. The Company employs approximately 18,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 97% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

These forward-looking statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in the Company’s 2017 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2018, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    ir.firstcash.com

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